Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 1 to the Registration Statement of Nutracea, Inc. on Form SB-2 of our report, dated March 4, 2005, with respect to the consolidated balance sheet of The RiceX Company as of December 31, 2004, and the related consolidated statements of operations, shareholders' equity and cash flows for the year then ended appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our Firm under the caption "Experts" in the Prospectus.

/s/ Perry-Smith LLP

Sacramento, California
April 10, 2006